Exhibit 99.1

NEWS

Contact:	Media: Ian Slater 49.221.901.9294 islater@ford.com	Media: Mark Truby 313.323.0539 (Cell) 313.663.6887 mtruby@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR COMPANY ANNOUNCES IT WILL RE-EVALUATE STRATEGIC OPTIONS FOR VOLVO CAR CORPORATION

DEARBORN, Mich., Dec. 1, 2008 – Ford Motor Company [NYSE: F] announced today it will re-evaluate strategic options for Volvo Car Corporation, including the possible sale of the Sweden-based premium automaker.

Ford said the decision to re-evaluate strategic options for Volvo comes in response to the significant decline in the global auto industry particularly in the past three months and the severe economic instability worldwide.  The strategic review of Volvo is in line with a broad range of actions Ford is taking to strengthen its balance sheet and ensure it has the resources to implement its product-led transformation plan.

“Given the unprecedented external challenges facing Ford and the entire industry, it is prudent for Ford to evaluate options for Volvo as we implement our ONE Ford plan,” said Ford President and CEO Alan Mulally.  “Volvo is a strong global brand with a proud heritage of safety and environmental responsibility and has launched an aggressive plan to right-size its operations and improve its financial results.  As we conduct this review, we are committed to making the best decision for both Ford and Volvo going forward.”

Ford said the review likely will take several months to complete.  In the meantime, Ford will continue working closely with Volvo as it implements its restructuring plan under CEO Stephen Odell, who was appointed to lead Volvo earlier this year.

At the same time, Ford and Volvo will continue to put in place processes that allow Volvo to operate on a more stand-alone basis in the absence of the Premier Automotive Group structure, an effort which began in November 2007 following a previous review by Ford of strategic options for Volvo.

“Outstanding safety, an increased focus on environmentally friendly vehicles and contemporary Scandinavian design will continue to be the foundation upon which we will build a strong Volvo business for the future.” Odell said.  “We intend to build upon our strong brand heritage and to appeal to our global customers with vehicles like the new XC60 – the safest car Volvo has ever built.  Volvo also will introduce seven low-emission models in 2009, giving us the best environmental product range in the premium segment.

“We have a strong brand presence in Europe, North America and the Asia Pacific region, and are growing in key markets such as China and Russia, where we are the leading premium brand.”

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Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, United States, manufactures or distributes automobiles in 200 markets across six continents.  With about 224,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Safe Harbor
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated.  We cannot be certain that any expectation, forecast or assumption made by management in preparing these forward-looking statements will prove accurate, or that any projection will be realized.  More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.